Exhibit 10.13

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Originally Effective January 1, 2005

Amended and Restated Effective as of December 15, 2021

TABLE OF CONTENTS

              Page

1.	PURPOSE1
2.	DEFINITIONS1
3.	PARTICIPATION IN THE PLAN3
4.	STOCK RESERVED FOR THE PLAN4
5.	DEFERRAL OF ANNUAL RETAINER AND MEETING FEES4
6.	STOCK UNIT ACCOUNT6
7.	DISTRIBUTIONS6
8.	TRUST7
9.	NO ACCELERATION OF BENEFITS7
10.	RESTRICTED STOCK AND STOCK OPTIONS8
11.	EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES TO COMPANY STOCK8
12.	INTERPRETATION AND ADMINISTRATION OF THE PLAN8
13.	TERM OF THE PLAN9
14.	AMENDMENT OF THE PLAN9
15.	RIGHTS UNDER THE PLAN9
16.	BENEFICIARY9
17.	NOTICE9
18.	CONSTRUCTION10

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NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

1.Purpose

The Non-Employee Directors Compensation Plan (the “Plan”) provides a mechanism for the Board of Directors of Dominion Energy, Inc. to pay compensation to its non-employee directors in cash or Dominion Energy common stock. The Plan also allows such directors to defer receipt of such compensation until a future date, if desired.  The Plan is intended to constitute a deferred compensation plan for non-employee Directors that meets the requirements of Section 409A of the Internal Revenue Code (the “Code”) and any regulations and other guidance thereunder.  The Plan shall be interpreted to qualify under Code Section 409A.

2.Definitions

As used in the Plan, the following terms have the meanings indicated:

(a)“Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

(b)“Annual Cash Retainer” means that portion of a Director’s Annual Retainer payable in cash.

(c)“Annual Retainer” means the annual base retainer paid to a Director for service on the Board and/or a Board committee, consisting of the Annual Cash Retainer and the Annual Stock Retainer.

(d)“Annual Stock Retainer” means that portion of a Director’s Annual Retainer payable in Company Stock.

(e)“Board” means the Board of Directors of the Company.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Company” means Dominion Energy, Inc., or any successor business by merger, purchase or otherwise that maintains the Plan.

(h)“Company Stock” means the common stock of Dominion Energy, Inc.  In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be the Company Stock (as provided in Section 11) within the meaning of the Plan.

(i)“Deferral Election” has the meaning provided in Section 5(a).

(j)“Deferred Cash” means the amount credited to a Director’s Deferred Compensation Account pursuant to an election to defer an Annual Cash Retainer or cash Meeting Fees.

(k)“Deferred Cash Account” means the bookkeeping account for Deferred Cash established for a Director pursuant to Section 5.

(l)“Director” means a member of the Company’s Board who is not (i) a current employee of the Company, or (ii) a former employee of the Company entitled to compensation for current or prior services.  For purposes of this Section 2(l) the term “compensation” shall exclude payments to which the Director is entitled pursuant to the terms of any tax-qualified or non-qualified retirement plan or program sponsored by the Company.

(m)“Fair Market Value” means the closing price of a share of Company Stock on a specified date.

(n)“Meeting Fees” means the fees paid to a Director for attending Board and Committee meetings, as determined by the Board according to the Company’s established rules for compensating Directors, excluding any expense reimbursements or similar items.

(o)“Plan Year” means a calendar year.

(p)“Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 10.

(q)“Separation from Service” is intended to have the same meaning as this term is defined under Treasury Regulation section 1.409A-1(h).

(r)“Stock Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with Section 10.

(s)“Stock Unit” means a hypothetical share of Company Stock.  Each Stock Unit held in a Stock Unit Account shall be deemed to have the same value, from time to time, as a share of Company Stock, provided that Stock Units shall not confer upon any Director any of the rights associated with Company Stock, including, without limitation, the right to vote or to receive distributions.

(t)“Stock Unit Account” means the bookkeeping account for all of a Director’s Stock Units.

(u)“Trading Day” means a day in which the New York Stock Exchange (“NYSE”) is open and not listed as a recognized holiday as reported on the NYSE’s web site.

(v)“Trust” has the meaning provided in Section 8.

3.Participation in the Plan

(a)Annual Retainer.  For service during a Plan Year, a Director may receive an Annual Retainer, consisting of the Annual Cash Retainer and the Annual Stock Retainer.  The Board shall determine the amount of each portion of the Annual Retainer, if any.

(i)The Annual Cash Retainer shall be paid as soon as administratively feasible following the Annual Meeting.

(ii) The Annual Stock Retainer shall be issued as of the date of the Annual Meeting.  If the Board designates the Annual Stock Retainer as a cash amount rather than a number of shares, then the number of shares shall be determined by dividing the cash amount of the Annual Stock Retainer by the Fair Market Value of a share of Company Stock on the last Trading Day before the Company’s Annual Meeting and the amount of the Annual Stock Retainer shall be rounded to the nearest whole share.

(iii)Notwithstanding Sections 3(a)(i) and (ii) above, a Director who first becomes eligible to participate in the Plan between Annual Meetings may receive a prorated Annual Retainer based on the number of months until the next Annual Meeting.  Any part of a month a new Director serves on the Board will be counted as a full month, but the month in which the Annual Meeting occurs will not be counted.  If the prorated Annual Retainer is not deferred in accordance with the procedures set forth in Section 5, the prorated Annual Cash Retainer shall be paid as soon as administratively feasible following the new Director’s election to the Board.  The prorated Annual Stock Retainer, if not deferred, shall be issued in accordance with the procedures set forth in Section 3(a)(ii) above, except that the date of issuance shall be the date of the new Director’s election to the Board and the Fair Market Value will be determined on the last Trading Day before the new Director’s date of election to the Board.

(iv)Notwithstanding Sections 3(a)(i) and (ii) above, a Director may elect to defer receipt of all or a portion of the Annual Retainer in accordance with the procedures set forth in Section 5.

(b)Meeting Fees.  In addition to any Annual Retainer, a Director may also receive Meeting Fees based on his or her attendance at Company Board and Committee meetings during a Plan Year.  The Board shall determine the amount of Meeting Fees, if any, for each meeting.  A Director may elect to receive all or a portion of his or her Meeting Fees in the form of cash or Company Stock, as elected by a Director.  If a Director does not make an election, Meeting Fees shall be paid in cash.

(i)Meeting Fees paid in cash shall be paid as soon as administratively feasible after the day of the meeting for which the fee has been earned.

(ii)If a Director has elected to receive all or a portion of his or her Meeting Fees in the form of Company Stock, the number of shares attributable to Meeting Fees paid in Company Stock shall be determined by dividing the amount of the Meeting Fee by the Fair Market Value of a share of Company Stock on the last Trading Day of the month in which the meeting occurs and the number of shares shall be rounded to the nearest whole share.  The Company Stock shall be issued as of the last Trading Day of the month in which the meeting occurs.

(iii)A Director also may elect to defer receipt of all or a portion of his or her Meeting Fees in accordance with the procedures set forth in Section 5.

(c)Other Compensation.  The Board may provide other compensation to a Director as it determines appropriate, to the extent consistent with any legal or regulatory requirements, including Restricted Stock and Stock Options as provided in Section 10.

4.Stock Reserved for the Plan

The aggregate number of shares of Company Stock authorized for distribution to Directors under Section 3 is 1,000,000, subject to adjustment pursuant to Section 11.

5.Deferral of Annual Retainer and Meeting Fees

(a)Deferral Election Procedure. A Director may elect to defer the receipt of all or a portion of his or her Annual Retainer and/or Meeting Fees by completing a deferral election form provided by the Company for this purpose (“Deferral Election”).  A Deferral Election must be in writing and delivered to the Corporate Secretary of the Company by December 31 of the year prior to the start of the Plan Year to which the Deferral Election pertains.  A Director who first becomes eligible to participate in the Plan during a Plan Year may submit a Deferral Election within 30 days of the date on which he or she becomes eligible to participate.  A Deferral Election once made for a Plan Year shall be irrevocable.  A Deferral Election may be made for a single Plan Year or may be made applicable to all future Plan Years until revoked.  Any revocation shall be effective as of the first day of the next Plan Year after the revocation is made.

(b)Deferral of Annual Retainer.

(i)A Director may elect to defer all or a portion of his or her Annual Stock Retainer in increments of 10%. A deferred Annual Stock Retainer shall be credited in the form of Stock Units to the Director’s Stock Unit Account as of the day of the Company’s Annual Meeting. The number of Stock Units credited to the Stock Unit Account shall be equal to the number of shares of Company Stock that would have been issued to the Director in the absence of a Deferral Election.

(ii)A Director may elect to defer all or a portion of his or her Annual Cash Retainer in increments of 10%.  A Director may elect to have the deferred Annual Cash Retainer credited to his or her Deferred Cash Account or Stock Unit Account, or a combination of the two accounts. The Director’s Deferral Election shall specify the portion to be deferred to each account in increments of 10% and the Deferral Election shall be irrevocable.  Once the Deferral Election has been made, a Director may not elect to convert deferred Stock Units to Deferred Cash or vice versa.

(iii)The number of Stock Units credited to the Director’s Stock Unit Account attributable to a deferred Annual Cash Retainer shall be determined by dividing the amount of the deferred Annual Cash Retainer by the Fair Market Value of a share of Company Stock on the last Trading Day before the Company’s Annual Meeting and the amount of the deferred Annual Cash Retainer shall be rounded to the nearest whole share.

(iv)Deferrals of the Annual Cash Retainer in the form of Deferred Cash shall be credited to the Director’s Deferred Cash Account as of the day the Annual Cash Retainer would have been paid to the Director but for the deferral.

(c)Deferral of Meeting Fees.

(i)A Director may elect to defer the receipt of all or a portion of his or her Meeting Fees in increments of 10%.

(ii)If a Director has elected to receive Meeting Fees in the form of Company Stock, deferred stock Meeting Fees shall be credited to his or her Stock Unit Account as of the last Trading Day of the month in which the meeting occurs. The number of Stock Units credited to the Stock Unit Account shall be equal to the number of shares of Company Stock that would have been issued to the Director if a Deferral Election had not been made.

(iii)If a Director has elected to receive Meeting Fees in the form of cash, the Director may elect to have deferred cash Meeting Fees credited to his or her Deferred Cash Account or Stock Unit Account, or a combination of the two accounts.  The Director’s Deferral Election shall specify the portion to be deferred to each account in increments of 10% and the election shall be irrevocable.  Once the Deferral Election has been made, a Director may not elect to convert deferred Stock Units to Deferred Cash or vice versa.

(iv) The number of Stock Units attributable to cash Meeting Fees shall be determined by dividing the amount of the deferred Meeting Fee by the Fair Market Value of a share of Company Stock on the last day of the month in which the meeting occurs and the Stock Units shall be credited to the Director’s Stock Unit Account as of that date and the amount of deferred cash Meeting Fees shall be rounded to the nearest whole share.

(v)Deferrals of cash Meeting Fees in the form of Deferred Cash shall be credited to the Director’s Deferred Cash Account as of the day the Meeting Fees would have been paid to the Director in the absence of a Deferral Election.

(d)Interest Credits to Deferred Cash Accounts. Interest is credited to a Deferred Cash Account on the last day of each calendar quarter of the Plan Year based on the balance in the Deferred Cash Account at the end of the preceding day.  Interest will be credited at the annual rate established for the fixed rate fund used for various Dominion Energy, Inc. deferred compensation plans.  Interest credits are accrued on a monthly basis through the end of the month preceding the month of distribution of a Deferred Cash Account.

6.Stock Unit Account

(a)All Stock Units credited to a Director’s Stock Unit Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock.  On each record date, the Company shall determine the amount of cash dividends to be paid per share of Company Stock.  On the payment date of such dividend, the Company shall credit an equal amount of hypothetical cash dividends to each Stock Unit.  The hypothetical cash dividends shall be converted into Stock Units by dividing the hypothetical cash dividends by the Fair Market Value of Company Stock for the last Trading Day preceding the day on which the Company pays dividends on its Common Stock.  Hypothetical cash dividends shall continue to be credited to Stock Units and shall be converted into additional Stock Units as described in this subsection until all of the Stock Units in a Director’s Stock Unit Account have been distributed.  The provisions of this subsection shall also apply to any distribution of Company Stock other than cash dividends or stock dividends, the market value of any such distributions to be determined by the Board.

(b)Stock Units and the Stock Unit Account may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

7.Distributions

(a)Distribution Election. A Director may elect to receive his or her Deferred Cash Account and Stock Unit Account in a single lump sum payment or in up to ten (10) substantially equal annual installments.  A distribution election shall be made at the time the Director makes his or her initial Deferral Election and, except as provided in Section 7(e) below, shall be irrevocable.  If a Director has not made a valid election with respect to distributions from his or her Deferred Cash Account and Stock Unit Account, then such distributions shall be in the form of a lump sum payment.

(b)Time of Distribution.  Distribution of the Deferred Cash Account and Stock Unit Account shall be made (or in the case of installment payments, shall begin) as soon as administratively practicable after, but no later than 90 days after, the Director’s Separation from Service.

(c)Distribution upon Death of Director. In the event of a Director’s Separation from Service on account of death, payment shall be made to the Director’s Beneficiary in a single lump sum payment as soon as administratively practicable after, but no later than 90 days after, the death.  If a Director dies after installment payments have commenced, the balance of the unpaid installment payments shall be paid in a single lump sum payment as soon as administratively practicable after, but no later than 90 days after, the Director’s death.

(d)Form of Payment. Payment of the Deferred Cash Account shall be made in cash. Payment of the Stock Unit Account shall be made in whole shares of Company Stock equal to the number of whole Stock Units in the Stock Unit Account.  Payment for fractional shares shall be made in cash.

(e)Subsequent Election. Directors may make a one-time election to change the form of distribution (e.g., from lump sum to installments, or vice versa, or to change the number of installments previously elected), subject to the following rules:

(i)Such an election must be made at least twelve (12) months prior to the date of the Director’s Separation from Service; and

(ii)Such an election shall result in a delay in the payment or commencement of payment of benefits under the Plan until the date which is five (5) years after the date of the Director’s Separation from Service.

A subsequent election under this Section 7(e) shall be made on a form provided by the Company and, if valid, shall be irrevocable once submitted. If a Director experiences a Separation from Service within twelve (12) months after submitting a subsequent election under this Section 7(e), the subsequent election shall be void and of no effect. A Director may not make more than one subsequent election under the Plan.

8.Trust

(a)With respect to the (i) deferred portion of the Annual Stock Retainer; and (ii) the Annual Cash Retainer and Meeting Fees deferred into Stock Units, the Company shall issue shares of Company Stock to a Trust equal to the number of Stock Units.

(b)The Corporate Secretary of the Company shall be the trustee of the Trust unless the Board designates another person or entity as trustee.  The Trust shall secure the Company’s obligation to pay shares of Company Stock to the Director.  The Trust and its assets shall remain subject to the claims of the Company’s creditors.  Any interest that the Director may be deemed to have in the Trust may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution.  Shares issued to the Trust shall be issued in the name of the trustee and the trustee shall maintain a separate account for each Director.  The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock to be held in the separate account of the Director.  The Director shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the number of Stock Units in the Director’s Stock Unit Account.

9.No Acceleration of Benefits

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of the Deferred Cash Account or the Stock Unit Account under this Plan shall not be accelerated under any circumstances.

10.Restricted Stock and Stock Options

The Plan also permits the award of Restricted Stock and Stock Options to Directors.  The Board has the power and complete discretion to select Directors to receive such awards, and, under provisions consistent with this Section 10, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each award for each Director.

(a)The Board shall establish as to each award of Restricted Stock, the terms and conditions upon which the restrictions shall lapse.  Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the restricted stock agreement have lapsed.  Whenever the Board deems it appropriate to grant Restricted Stock to a Director, notice shall be given to the Director stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall become a grant agreement between the Company and the Director. Upon the award of Restricted Stock, the Director shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon.  Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and the Director shall provide the Company with appropriate stock powers endorsed in blank.

(b)Whenever the Board deems it appropriate to grant Options, notice shall be given to the Director stating the number of shares for which Options are granted, Option price per share, and the conditions to which the grant and exercise of the Options are subject.  This notice shall become a stock option agreement.  The exercise price of shares of Company Stock covered by a Stock Option shall be not less than 100% of the Fair Market Value of Company Stock on the day prior to the grant of the Stock Option.  Stock Options may be exercised in whole or in part at such time as may be specified in the stock option agreement; provided that no Stock Option may be exercised after the expiration of eight (8) years from the date of the grant of the Stock Option.

11.Effect of Stock Dividends and Other Changes to Company Stock

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board or a Committee of the Board, whose determination shall be binding on all persons.

12.Interpretation and Administration of the Plan

The Board shall administer, construe and interpret the Plan. Any decision of the Board with respect to the Plan shall be final, conclusive and binding upon all Directors.  The Board may act by a majority of its members.  The Board may authorize any member of the Board or any officer of the Company to execute and deliver documents on behalf of the Board.  The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel.  The Corporate Secretary of the Company, or his or her designate, shall be authorized to take or cause to be taken such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Directors accounts, and arranging for distributions of such accounts in accordance with this Plan document.  The Board shall interpret this Plan for all purposes in accordance with Code section 409A and the regulations thereunder.

13.Term of the Plan

The Plan shall continue until terminated at any time by action of the Board or until there are no remaining shares available for the Plan under Section 4.  Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

14.Amendment of the Plan

The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Director with respect to any benefit previously deferred under the Plan.

15.Rights Under the Plan

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

16.Beneficiary

A Director may designate in writing delivered to the Company’s Corporate Secretary, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the death of the Director.  If a Director fails to designate a beneficiary, or no designated beneficiary survives the Director, any payments to be made with respect to the Director after death shall be made to the personal representative of the Director's estate.

17.Notice

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows:  (a) if to the Company - at its principal business address to the attention of the Corporate Secretary; (b) if to any Director - at the last address of the Director known to the sender at the time the notice or other communication is sent.

18.Construction

The Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.  Headings and captions are for convenience only and have no substantive meaning.  Reference to one gender includes the other, and references to the singular and plural include each other.